UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 4, 2011

Fortune Brands Home & Security, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-35166	62-1411546
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Lake Cook Road

Deerfield, IL 60015

(Address of Principal Executive Offices) (Zip Code)

847-484-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 4, 2011, Fortune Brands Home & Security, Inc. (the “Company”) made an initial borrowing of $510,000,000 under its $1,000,000,000 credit agreement, dated as of August 22, 2011 (the “Credit Agreement”), among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A. (“JPMCB”), as administrative agent. Of the $510,000,000, the Company borrowed $350,000,000 under the five-year term loan (the “Term Loan”), and $160,000,000 under the $650,000,000 revolving credit facility (the “Revolver”).

The proceeds of the Term Loan and $150,000,000 of the proceeds of the Revolver will be used to refinance the short-term loan made pursuant to the $500,000,000 short-term credit agreement dated August 31, 2011 among the Company, Bank of America, N.A. and JPMCB, as lenders. The remainder of the proceeds of the Revolver will be used for general corporate purposes.

Interest on the Term Loan and the Revolver will accrue at the Adjusted LIBO Rate (as defined in the Credit Agreement) for the interest period plus a margin of between 1.0% and 2.0%, depending on the Company’s leverage ratio as of its most recently ended fiscal quarter. The maturity date for the Revolver is the earlier of the fifth anniversary of the funding date and December 15, 2016. The maturity date of the Term Loan is the fifth anniversary of the funding date. The Term Loan must be repaid in installments on each anniversary of the funding date. The amount of the required amortization is five percent (5%) of the initial principal amount of the Term Loan on the first anniversary of the funding date, ten percent (10%) of the initial principal amount of the Term Loan on each of the second, third, and fourth anniversaries of the funding date and the remaining principal amount of the Term Loan on the final maturity date of the Term Loan.

The Credit Agreement contains, among other things, conditions precedent, covenants, representations and warranties and events of default customary for facilities of this type. Such covenants include certain limitations on secured debt, sale-leaseback transactions, subsidiary debt and guarantees, fundamental changes and transactions with affiliates. The Credit Agreement also includes a minimum Consolidated Interest Coverage Ratio requirement of 3.0 to 1.0. The Consolidated Interest Coverage Ratio is defined as the ratio of adjusted EBITDA to Consolidated Interest Expense. Adjusted EBITDA is defined as consolidated net income before interest expense, income taxes, and depreciation and amortization of intangible assets, losses from asset impairments and certain other adjustments. Consolidated Interest Expense is as disclosed in the Company’s financial statements. The Credit Agreement also includes a Maximum Leverage Ratio of 3.5 to 1.0 as measured by the ratio of the Company’s debt to adjusted EBITDA. The Maximum Leverage Ratio is permitted to increase to 3.75 to 1.0 for three succeeding quarters in the event of an acquisition.

Under certain conditions the lending commitments under the Credit Agreement may be terminated by the lenders and amounts outstanding under the Credit Agreement may be accelerated. Such events of default include failure to pay any principal, interest or other amounts when due, failure to comply with its covenants, breach of representations or warranties in any material respect, non-payment or acceleration of other material debt of the Company and its subsidiaries, bankruptcy, material judgments rendered against the Company or certain of its subsidiaries, certain ERISA events or a change of control of the Company, subject to various exceptions and notice, cure and grace periods.

The above summary of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which has been filed as Exhibit 10.6 to Amendment No. 6 to the Company’s Registration Statement on Form 10, filed with the Securities and Exchange Commission on August 31, 2011 and is incorporated herein by reference.

Item 2.05.	Costs Associated with Exit or Disposal Activities.

The Company regularly reviews opportunities to align its cost structures to support profitable long-term growth. To enhance its position in the current challenging economic environment, the Company initiated certain restructuring actions during the third and fourth quarters of 2011 in its Kitchen & Bath Cabinetry segment.

As a result of the restructuring initiatives, the Company expects to record pre-tax restructuring and restructuring-related charges of approximately $14 million (approximately $9 million on an after-tax basis) primarily as a result of the planned closure of its Las Vegas, Nevada cabinet manufacturing facility. Pre-tax charges include approximately $4 million of cash costs to close the Las Vegas facility and to consolidate manufacturing in its Ferdinand, Indiana facility. Pre-tax charges also include approximately $10 million of non-cash charges primarily consisting of accelerated depreciation and amortization of long-lived assets associated with the closed facility.

The restructuring actions are being undertaken to further enhance the efficiency and flexibility of the Company’s supply chains. The restructuring activities commenced in the third quarter of 2011 and are expected to be substantially completed in the first half of 2012.

The foregoing disclosure contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these forward-looking statements involve a number of risks and uncertainties and that actual results could differ from the estimates contained herein. These forward-looking statements are based upon the Company's plans, assumptions, beliefs and expectations as of the date of this Report, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date of this Report, except to the extent required by securities laws.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(e) Severance and Change in Control Agreements. Effective as of October 4, 2011, the Company entered into Severance and Change in Control Agreements with the following named executive officers of the Company: Christopher J. Klein, Chief Executive Officer of the Company; E. Lee Wyatt Jr., Senior Vice President and Chief Financial Officer of the Company; John N. Heppner, President and Chief Executive Officer, Fortune Brands Storage & Security LLC; David B. Lingafelter, President of Moen Incorporated; and Gregory J. Stoner, President of MasterBrand Cabinets, Inc.

The severance benefits under the Severance and Change in Control Agreements consist of:

•

a multiple of the executive’s base salary, target annual incentive bonus, and any profit-sharing allocation and 401(k) matching contribution for the year prior to the year in which the termination takes place;

•

an additional period (24 months for Mr. Klein or 18 months for Messrs. Wyatt, Heppner, Stoner and Lingafelter, if not within 24 months following a change in control, or three years for Mr. Klein or two years for Messrs. Wyatt, Heppner, Stoner and Lingafelter, if within 24 months following a change in control) of coverage under life, health, accident and medical plans; and

•

an amount equal to the award the executive would have received under the Fortune Brands Home & Security, Inc. Annual Executive Incentive Compensation Plan based upon actual Company performance for the calendar year in which the termination date occurs, prorated for the portion of the calendar year during which the executive was employed by the Company.

If Mr. Klein experiences a qualifying termination of employment other than within 24 months following a change in control, his multiple for severance benefits will be two (2). If Mr. Klein experiences a qualifying termination of employment within 24 months following a change in control, his multiple for severance benefits will be three (3). The multiples for Messrs. Wyatt, Heppner, Stoner and Lingafelter will be one and one-half (1.5) for qualifying terminations occurring other than within 24 months following a change in control and two (2) for qualifying terminations occurring within 24 months following a change in control.

These agreements require the executive to sign a release of legal claims against the Company to receive any severance payments. The agreements provide that severance benefits may be reduced to the extent necessary to avoid the imposition of an excise tax under Internal Revenue Code Section 280G (but only if the reduced amount would be greater than the net after-tax amount of severance benefits, taking into account payment of the excise tax by the executive). The agreements also contain various restrictive covenants, including a 12-month non-competition restriction for terminations that do not occur within 24 months following a change in control, a 12-month non-solicitation provision and a provision prohibiting the executive and the Company from making disparaging statements about the other either during or after the executive’s employment.

Equity Incentive Awards. On October 4, 2011, the Company granted equity incentive awards to certain executive officers and select key employees of the Company under the Fortune Brands Home & Security, Inc. 2011 Long-Term Incentive Plan (the “Plan”), including the following awards to the following named executive officers of the Company:

Name	Options	Restricted Stock Units
Christopher J. Klein	785,700	271,600
E. Lee Wyatt Jr.	238,100	82,300
John N. Heppner	202,400	70,000
David B. Lingafelter	202,400	70,000
Gregory J. Stoner	202,400	70,000

The awards were granted pursuant to the Plan, the Founders Grant Restricted Stock Unit Agreement, a form of which is filed as Exhibit 10.1 to this Current Report and incorporated herein by reference (the “RSU Agreement”), and the Founders Grant Stock Option Agreement, a form of which is filed as Exhibit 10.2 to this Current Report and incorporated herein by reference (the “Option Agreement”).

Each restricted stock unit (“RSU”) will vest over a four-year period (with the vesting dates occurring on October 4, 2013, 2014 and 2015) so long as the executive remains continuously employed by the Company or a subsidiary thereof (unless the executive’s employment terminates due to death or disability). However, if the executive is a “covered employee” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, the RSUs will not become vested unless and until the date on which the Compensation Committee of the Company’s Board of Directors certifies that the Company has attained $300 million of gross margin before charges and gains (as defined in the RSU Agreement) in 2012. In addition, each RSU will vest if, on or after a “Change in Control” (as defined in the Plan), the executive’s employment is terminated by the Company other than for “Cause” or by the executive for “Good Reason” (as such terms are defined in the RSU Agreement). If the executive’s principal employer is a subsidiary of the Company that ceases to be a subsidiary of the Company, such executive’s outstanding RSUs will vest as of the effective date of such divestiture.

The exercise price for the options to purchase shares of common stock of the Company (“Options”) is $12.30, which was the closing price per share of the Company’s common stock on the New York Stock Exchange on October 4, 2011. Each Option will vest over a four-year period (with the vesting dates occurring on October 4, 2013, 2014 and 2015). However, if the executive’s employment with the Company or a subsidiary thereof terminates other than in the event of such executive’s death, disability or retirement, all of such executive’s unvested Options will terminate and all of such executive’s vested Options will cease to be exercisable upon the earlier of October 4, 2021 and three months after the date of termination of employment. If the executive is terminated for “Cause” (as defined in the Option Agreement), all of the executive’s Options, whether vested or unvested, will terminate immediately. If, on or after a “Change in Control” (as defined in the Plan), the executive’s employment is terminated by the Company other than for “Cause” or by the executive for “Good Reason” (as such terms are defined in the Option Agreement), unvested Options will become immediately exercisable in full and all Options will remain exercisable until their respective expiration dates. If the executive’s principal employer is a subsidiary of the Company that ceases to be a subsidiary of the Company, such executive’s unvested Options will become exercisable in full as of the effective date of such divestiture and will remain exercisable until their respective expiration dates.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
10.1	Form of Founders Grant Restricted Stock Unit Agreement

10.2	Form of Founders Grant Stock Option Award Notice and Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORTUNE BRANDS HOME & SECURITY, INC. (Registrant)

By	/s/ Lauren S. Tashma
Name: Lauren S. Tashma
Title: Senior Vice President, General Counsel and Secretary

Date: October 11, 2011

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Founders Grant Restricted Stock Unit Agreement

10.2	Form of Founders Grant Stock Option Award Notice and Agreement